Exhibit 3.72

RESTATED CHARTER

OF

SLUMBER PRODUCTS CORPORATION

UNDER SECTION 48-1-304 OF THE GENERAL CORPORATION ACT

Pursuant to the provisions of Section 48-1-304 of the Tennessee General Corporation Act, the undersigned corporation adopts the following restated charter:

PART I:

1. The name of the corporation is Slumber Products Corporation.

2. The duration of the corporation is perpetual.

3. The address of the principal office of the corporation in the State of Tennessee shall be 4120 Air Trans Road, County of Shelby.

4. The corporation is for profit.

5. The purpose or purposes for which the corporation is organized are: manufacturing, processing, buying, selling, dealing and trading in mattresses, pillows and, all other merchandise of every class and description.

The foregoing clause shall be liberally construed both as to the objects and powers and it is hereby specifically provided that the foregoing enumeration of specific powers of this corporation shall not be held to limit or restrict in any manner the powers of this corporation.

6. The maximum number of shares which the corporation shall have authority to issue is One Thousand (1,000) shares, with One Hundred Dollar ($100.00) par value.

7. The corporation will not commence business until consideration of One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

8. Cumulative Voting—Each holder of record of stock of the corporation possessing voting power shall be entitled to as many votes as shall be equal to the number of shares of stock multiplied by the number of directors to be elected and he may cast all such votes for a single director or may distribute them among the number to be voted for or any two or more of them as he may see fit.

9. Other provisions: none.

PART II:

1. The date the original charter was filed by the Secretary of State was May 29, 1933.

2. The restated charter restates the text of the charter, as previously amended, without making any further amendment or change and was duly authorized at a meeting of the directors on September 17, 1986, and at a meeting of the shareholders on September 17, 1986.

Dated: September 17, 1986.

SLUMBER PRODUCTS CORPORATION

BY:	/s/ Howard Loveless
Howard Loveless, President

ARTICLE OF AMENDMENT TO THE CHARTER

OF

SLUMBER PRODUCTS CORPORATION

Pursuant to the provisions of Section 48-303 of the Tennessee General Corporation Act, the undersigned corporation adopts the following amendment to its charter:

1. The name of the corporation is Slumber Products Corporation.

2. The amendment adopted is “RESOLVED, that the Company’s Charter be amended to change the name of the Company from Slumber Products Corporation to Sealy Mattress Company of Memphis.”

3. The amendment was duly adopted by the unanimous written consent of the sole stockholder on January 11, 1988.

4. If a corporation for profit, the manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected is as follows (if applicable, insert “None”):

None

5. If the amendment is not to be effective when these articles are filed by the Secretary of State, the date it will be effective
is                     , 19     (not later than thirty (30) days after such filing).

Dated: February 3, 1988

Slumber Products Corporation

/s/ Thomas L. Smudz
By Thomas L. Smudz Vice President Finance